EXHIBIT 99.1

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  November 5, 2009

Icahn Enterprises L.P. Reports Third Quarter Financial Results

New York, NY – Icahn Enterprises L.P. (NYSE: IEP) reported revenues of $6,171 million for the nine months ended September 30, 2009, as compared to $4,791 million for the nine months ended September 30, 2008.  Net income attributable to Icahn Enterprises from continuing operations was $240 million for the nine months ended September 30, 2009, or $3.13 per LP unit, compared to a net loss of $61 million, or $1.27 loss per LP unit, for the comparable period of 2008.  Net income attributable to Icahn Enterprises from discontinued operations was $1 million for the nine months ended September 30, 2009, compared to $486 million for the comparable period of 2008, primarily as a result of its gain on the sale of Nevada gaming properties.

Third Quarter 2009

For the three months ended September 30, 2009, revenues were $2,182 million as compared to $1,796 million for the three months ended September 30, 2008.  Net income attributable to Icahn Enterprises from continuing operations was $111 million for the three months ended September 30, 2009, or $1.45 per LP unit, compared to net income of $25 million, or $0.34 per LP unit, for the comparable period of 2008.  Net loss attributable to Icahn Enterprises from discontinued operations was $1 million for the three months ended September 30, 2009, compared to a loss of $2 million for the comparable period of 2008.

Conference Call Information

Icahn Enterprises L.P. will discuss its third quarter results on a conference call and Webcast on Thursday, November 5, 2009 at 10:00 a.m. EST.  The Webcast can be viewed live on Icahn Enterprises L.P.’s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is (800) 938-1410.  The international number is (702) 696-4768.  The access code for both is 37561288.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in five primary business segments:  Investment Management, Automotive, Metals, Real Estate and Home Fashion.  For more information, please visit the company’s website at www.icahnenterprises.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, and competition for residential and investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions, except per unit data

	Three Months Ended
	September 30,
	2009	2008
	(Unaudited)

Revenues	$2,182	$1,796
Expenses	1,724	2,297
Income (loss) from continuing operations before	458	(501)
income tax benefit (expense)
Income tax benefit (expense)	5	(33)
Income (loss) from continuing operations	463	(534)

Loss from discontinued operations	(1)	(2)

Net income (loss)	462	(536)

Less: net (income) loss attributable to non-controlling interests	(352)	559

Net income attributable to Icahn Enterprises	$110	$23

Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$111	$25
Discontinued operations	(1)	(2)

	$110	$23

Basic income (loss) per LP unit
Income from continuing operations	$1.45	$0.34
Loss from discontinued operations	(0.01)	(0.02)
	$1.44	$0.32

Basic weighted average LP units outstanding	75	70

Diluted income (loss) per LP unit
Income from continuing operations	$1.40	$0.34
Loss from discontinued operations	(0.01)	(0.02)
	$1.39	$0.32

Dilutive weighted average LP units outstanding	84	70

APPENDIX II

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions except per unit data

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)

Revenues	$6,171	$4,791
Expenses	4,975	5,923
Income (loss) from continuing operations before	1,196	(1,132)
income tax benefit (expense)
Income tax benefit (expense)	25	(109)
Income (loss) from continuing operations	1,221	(1,241)

Income from discontinued operations	1	486

Net income (loss)	1,222	(755)

Less: net (income) loss attributable to non-controlling interests	(981)	1,180

Net income attributable to Icahn Enterprises	$241	$425

Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$240	$(61)
Discontinued operations	1	486

	$241	$425

Basic income (loss) per LP unit
Income (loss) from continuing operations	$3.13	$(1.27)
Income from discontinued operations	0.02	7.10
	$3.15	$5.83

Basic weighted average LP units outstanding	75	70

Diluted income (loss) per LP unit
Income (loss) from continuing operations	$3.04	$(1.27)
Income from discontinued operations	0.01	7.10
	$3.05	$5.83

Dilutive weighted average LP units outstanding	79	70

APPENDIX III

CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Cash and cash equivalents	$2,093	$2,612
Cash held at consolidated affiliated partnerships and restricted cash	3,264	3,947
Investments	5,203	4,515
Accounts receivable, net	1,242	1,057
Due from brokers	32	54
Inventories, net	1,017	1,093
Property, plant and equipment, net	2,712	2,878
Goodwill	1,045	1,086
Intangible assets, net	1,005	943
Other assets	641	630
Total Assets	$18,254	$18,815

LIABILITIES AND EQUITY

Accounts payable	$555	$679
Accrued expenses and other liabilities	1,929	2,805
Securities sold, not yet purchased, at fair value	2,083	2,273
Due to brokers	441	713
Postemployment benefit liability	1,342	1,302
Debt	4,634	4,571
Preferred limited partner units	135	130
Total Liabilities	11,119	12,473

Equity:

Equity attributable to Icahn Enterprises	2,668	2,398
Equity attributable to non-controlling interests	4,467	3,944
Total Equity	7,135	6,342
Total Liabilities and Equity	$18,254	$18,815